

EQUITIES AG

EQUITIES AWARENESS GROUP

**Prepared for: (NIAS)**



# Business Proposal
# Investor Awareness

Equities Awareness Group LLC (EAG), represents a new breed of financial marketing and advisory agency that specializes in assisting the underserved small and micro cap communities.

EAG was formed as the first fully integrated media agency exclusively focused on Equities.

Equities Awareness Group is a financial communications agency that succeeds by incorporating three key disciplines into every client relationship:

- Public Relations
- Investor Relations
- Brand Marketing.

For companies of all sizes, our talented and tested team delivers cost-effective strategy, tenacious execution and an ever-expanding body of digital and traditional marketing expertise.

We specialize in aggressive and proven direct marketing campaigns for small and micro-cap companies.

Our mission is to enable companies to efficiently and accurately communicate their messages to a relevant audience that will attract and gain visibility on corporate and/or product initiatives through proprietary and innovative media strategies.

As a leading awareness agency, we believe driving results for our clients isn't a single, one-stop destination but a continuous process, where every piece is considered, customized and optimized on an ongoing basis.

Our full service solutions assist our clients with all elements of a media campaign; compelling ad copy, eye catching creative design, intelligent media planning, coordinated media mix allocations and implementation.



# Pricing Structure

# Investor Awareness

Equities Awareness Group will build up anticipation through the multiple databases we have under management that there is a new big pick coming along with facts surrounding your company.

**MCGI** will then be announced as the new big pick through multiple emails to each database's respective investor following highlighting key facts and the upside potential surrounding the company.

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**$35,000 per month for twelve months + 4,000,000 shares of Common Stock of National Intelligence + $50,000 worth of cashless warrants**

Internal assets to utilize will include but not limited to:

- www.stockedge.com
- www.stockbrainiac.com
- www.signaturestocks.com
- www.stockmister.com
- www.stocksalarm.com
- www.newsworthystocks.com
- www.stockexploder.com
- www.bestofotc.com
- www.wisepennystocks.com
- www.yourstockalert.com
- www.megastocks.com
- www.schoolofstocks.com
- www.365media.com
- Various SMS Text Message Lists

We will coordinate dissemination of any news releases that are issued as soon as they hit the wires. Newsletters will tag all Press Releases during the campaign utilizing their own internal Press Release services. These newsletters issue multiple press releases a day updating the Investment Community on "Market Moving News". Each Press Release has an average daily view of 250 clicks. This unique method allows our team to employ a push and pull marketing effect for EXPX.PK towards new potential investors every day. Our network will also perform a SMS text message campaign to their respective databases during the promotion. SMS text message is a rare hot commodity in the marketing community. These cell phone lists are comprised of individual investor's who text their cell phone number to the service as an opted in "first alert".

A Professional weekly update from an Account Executive at Equities Awareness Group that is personally assigned to EXPX.PK, will cover weekly campaign activity, accomplishments, following week agenda and an opportunity for Q&A.

# Consulting Agreement

**March 31, 2011**

This letter agreement (the "Agreement") will confirm our understanding whereby **National Intelligence Association, Inc.** (herein referred to as "**National Intelligence**" or "**Client**") has engaged in a contract with **Equities Awareness Group** (herein referred to as "**EAG**") to provide services described below, for the benefit of **National Intelligence**.

**1. Term.**

A. The **Client** hereby retains **EAG** to provide services listed below for a period of twelve (12) months starting **May 1st, 2011**.

**2. Services.**

A. The **Client** is retaining the services of **EAG** in order to assist in its investor relations efforts for **National Intelligence** in order to increase the investment community's awareness of **National Intelligence.**

**3. Compensation.**

A. The **Client** is to compensate **EAG** as follows:

a. **Cash:** $35,000 Cash per month;
b. **Shares:** One-time issuance of fully paid, non-assessable 4,000,000 shares of Common Stock of **National Intelligence**; and
c. **Cashless Warrants:** $50,000 worth of cashless warrants at an exercise price of $0.10, exercisable for a period of three (3) years.

B. As consideration for EAG's Services, the Client shall issue to EAG, within ten (10) business days from the date of execution of this Agreement, the Four Million shares (100,000) of the Company's Common Stock ("Issued Stock") set forth in Section 3(A).

C. The Issued Stock and the rights and privileges conferred in whole or in part hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Company shall have no obligation to transfer such shares, unless registered under the Securities Act of 1933, as amended (the "Act") or, in the opinion of counsel to the Company, such transaction is in compliance with or exempt from the registration and prospectus requirements of the Act. The EAG shall pay all costs incurred by the Company in such a transaction, including but not limited to legal fees and costs. The Issued Stock shall not be subject to levy and execution, attachment or similar process. Each certificate or other documentation evidencing the ownership of any shares of Issued Stock to be imprinted with a legend in substantially the following form:

> "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE REOFFERED, SOLD, TRANSFERRED, PLEDGED, OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR

THE SECURITIES UNDER SAID ACT AND THE STATE SECURITIES ACT OR BLUE SKY ACT OF ANY STATE HAVING JURISDICTION THEREOF, OR (B) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THE SECURITIES ACT OR BLUE SKY ACT OF ANY STATE HAVING JURISDICTION WITH RESPECT THERETO."

**4. Expenses.**

A. In addition to the fees payable by the **Client** to **EAG** pursuant to the terms of this Agreement, the **Client** hereby agrees to pay to **EAG** all reasonable attorney's fees and disbursements, incurred by **EAG** in collection of its fees payable pursuant to the terms of this Agreement.

**5. Indemnification.**

A. The **Client** understands that **EAG** cannot undertake to verify the accuracy of information that the **Client** (or someone on behalf of the **Client**) provides to **EAG**, or information included in material that has been prepared by **EAG** and approved by the **Client**.

B. The **Client** shall protect, defend, indemnify and hold harmless **EAG**, and its officers, directors, employees, shareholders, representatives, attorneys, accountants and agents from and against any and all loses, liabilities, claims, counter claims, damages, deficiencies, judgments, demands, actions, proceedings, costs and expenses (including reasonable attorney's fees, disbursements and other charges) of every kind and character based upon or arising out of (i) the breach by the **Client** of any representation or covenant of the **Client** contained herein, or (ii) the performance of any services provided under this Agreement, or any materials, releases, reports or information that the **Client** (or someone on the **Client's** behalf) supplies to **EAG** or prepared by **EAG**. The **Client**'s agreement to indemnify will survive the expiration or termination of this Agreement.

C. The **Client** hereby represents, warrants, and agrees that all information that it or its employees, officers, directors or affiliates (or any person on the **Client's** behalf) provides to **EAG** for dissemination will comply with any and all federal and state securities laws and the rules and regulations of any applicable self regulating securities association and securities exchange. All such information will be true and accurate, will fairly represent the **National Intelligence** situation and will not contain any misleading information or omit any information which would make the information that was provided materially misleading.

**6. Independent Contractor.**

A. **EAG** and the **Client** understand and agree that **EAG** is an independent contractor and is not authorized to obligate or commit **National Intelligence** in any manner.

**7. Termination.**

A. This Agreement may be terminated by either party upon 30 days written notice to the non-terminating party.

B. The **Client** and **EAG** shall have the right and discretion to terminate the Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit, or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the **Client**.

C. In the event of any termination hereunder all securities or funds paid to **EAG** through the date of termination shall be fully earned, fully-paid and non-assessable and non-refundable and the parties shall have no further duties or responsibilities to each other except that the **Client** shall be responsible to make any and all payments if any, due to **EAG** through the date of the termination and **EAG** shall be responsible to comply with the provisions of section 7 hereof.

**8. Entire Agreement.**

A. This Agreement constitutes the entire agreement between **EAG** and the **Client** with respect to consulting services. This Agreement supersedes all prior agreements or understandings between **EAG** and the **Client**.

**9. Amendments.**

A. **EAG** and the **Client** may amend, supersede or modify this Agreement only in writing signed by each of **EAG** and the **Client**.

**10. Governing Law.**

A. This Agreement will be governed and construed in accordance with the laws of the state of Nevada without regard to any principles of conflicts of law.

**11. Counterparts.**

A. **EAG** and the **Client** may execute this Agreement in two counterparts, each of which will be considered an original but all of which together will constitute one and the same instrument.

If this Agreement correctly describes our understanding, please sign this Agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement shall go into effect upon first date written below:

**EQUITIES AWARENESS GROUP**:

Excutive: Anthony D Amado

Dated: March 31, 2011

EQUITIES AWARENESS GROUP: (electronic Signature accepted for **EAG**)

**National Intelligence**

Business Name: National Intelligence Association, Inc. Dated: March 31, 2011

Print Your Name: James J. Miller Position: President and Director

EQUITIES AG
EQUITIES AWARENESS GROUP

## Wiring Instructions

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**Banking Institution:** **Bank of America**

**Address:** **481 River Road**
**Edgewater, NJ 07020**

For information regarding incoming wires, please contact your assigned Equities Awareness Group Representative, or call our corporate office at (201) 917-5934.

| | |
|---|---|
| Account Beneficiary: | **Equities Awareness Group LLC** |
| Account Number: | **381027228102** |
| Routing Number: | **021200339** |
| Swift Code: | **BOFAUS3N** |

As of January 1, 2004, due to the large amount of fraud detected, our Anti-Money Laundering and Anti-Fraud Policy no longer permits Equities Awareness Group to accept personal checks or cashiers checks. Only wire transfers of USD, EC, and GBP currencies will be accepted.

Some Foreign institutions may request a BIC, IBAN, Telex or additional information necessary to wire funds to the US Account listed above. If necessary, please contact Equities Awareness Group directly to coordinate the funds have been received.

Please keep in mind, international wire transfers require additional time to reach a US Account. Contact your financial institution prior to initiating an International Wire to ensure the funds will be delivered in the agreed upon time frame.